                                                                    Exhibit 99.1






UNIROYAL OPTOELECTRONICS, LLC
(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS AS OF OCTOBER 1, 2000 AND SEPTEMBER 26, 1999, FOR THE FISCAL YEARS ENDED OCTOBER 1, 2000 AND SEPTEMBER 26, 1999, FOR THE PERIOD FEBRUARY 20, 1998 (DATE OF FORMATION) TO SEPTEMBER 27, 1998 AND FOR THE PERIOD FEBRUARY 20, 1998 (DATE OF FORMATION) TO OCTOBER 1, 2000 AND INDEPENDENT AUDITORS' REPORT.

FINANCIAL STATEMENTS

                          INDEX TO FINANCIAL STATEMENTS

Financial Statements as of October 1, 2000 and September 26, 1999, for the Years Ended October 1, 2000 and September 26, 1999, for the Period February 20, 1998 (date of formation) to September 27, 1998 and for the Period February 20, 1998 (date of formation) to October 1, 2000


       Independent Auditors' Report                                                                F-2

       Balance Sheets as of October 1, 2000 and September 26, 1999                                 F-3

       Statements of Operations for the Years Ended October 1, 2000 and September 26, 1999,
       for the Period February 20, 1998 (date of formation) to September 27, 1998 and for the
       Period February 20, 1998 (date of formation) to October 1, 2000                             F-4

       Statements of Changes in Members' Equity for the Years Ended October 1, 2000 and
       September 26, 1999, and for the Period February 20, 1998 (date of formation) to
       September 27, 1998                                                                          F-5

       Statements of Cash Flows for the Years Ended October 1, 2000 and September 26, 1999,
       for the Period February 20, 1998 (date of formation) to September 27, 1998 and for the
       Period February 20, 1998 (date of formation) to October 1, 2000                             F-6

       Notes to Financial Statements                                                               F-7


INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Uniroyal Optoelectronics, LLC:

We have audited the accompanying balance sheets of Uniroyal Optoelectronics, LLC (a development stage company, (the "Company") as of October 1, 2000 and September 26, 1999, the related statements of operations and of cash flows for the years ended October 1, 2000 and September 26, 1999, for the period February 28, 1998 (date of formation) to September 27, 1998, and for the period February 20, 1998 (date of formation) to October 1, 2000, and the related statements of changes in members' equity for the years ended October 1, 2000 and September 26, 1999, and for the period February 20, 1998 (date of formation) to September 27, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of October 1, 2000 and September 26, 1999, and the results of its operations and its cash flows for the years ended October 1, 2000 and September 26, 1999, for the period February 20, 1998 (date of formation) to September 27, 1998, and for the period February 20, 1998 (date of formation) to October 1, 2000, in conformity with accounting principles generally accepted in the United States of America.

The Company is in the development stage at October 1, 2000. As discussed in Note 1 to the financial statements, successful completion of the Company's development program and, ultimately, the attainment of profitable operations is dependent upon future events, including maintaining adequate financing to fulfill its development activities and achieving a level of sales adequate to support the Company's cost structure.

Deloitte and Touche LLP
Certified Public Accountants

Tampa, Florida
December 5, 2000
 (June 30, 2001 as to Note 9)

                          UNIROYAL OPTOELECTRONICS, LLC
                          (A Development Stage Company)
                                 BALANCE SHEETS
                                 (In thousands)



                                                           October 1,      September 26,
                                                              2000             1999
                                                           ----------      -------------
ASSETS

Current assets:
   Cash and cash equivalents                                $    470         $    456
   Trade accounts receivable                                      91               12
   Inventories (Note 3)                                        2,028              448
   Prepaid expenses and other current assets                     304               90
   Due from affiliate (Note 8)                                 1,233               --
                                                            --------         --------
     Total current assets                                      4,126            1,006

Property, plant and equipment - net (Note 4)                  30,748           21,434

Deposits                                                          29               34
                                                            --------         --------
TOTAL ASSETS                                                $ 34,903         $ 22,474
                                                            ========         ========



LIABILITIES AND MEMBERS' EQUITY

Current liabilities:
   Current obligations under capital leases (Note 5)        $  3,807         $  3,345
   Trade accounts payable                                      2,479            1,026
   Accrued expenses:
     Compensation and benefits                                   241              244
     Due to affiliate (Note 8)                                    --            1,345
     Other                                                       135               52
                                                            --------         --------
       Total current liabilities                               6,662            6,012

Long-term obligations under capital leases (Note 5)           13,322           14,839
                                                            --------         --------
Total liabilities                                             19,984           20,851
                                                            --------         --------



Commitments and contingencies (Note 7)

Members' equity (Note 6):
   Capital contributions                                      35,956            6,500
   Deficit accumulated during the development stage          (21,037)          (4,877)
                                                            --------         --------
     Total members' equity                                    14,919            1,623
                                                            --------         --------

TOTAL LIABILITIES AND MEMBERS' EQUITY                       $ 34,903         $ 22,474
                                                            ========         ========


                       See notes to financial statements.

                          UNIROYAL OPTOELECTRONICS, LLC
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS
                                 (In thousands)

                                                                     For the Period February 20, 1998
                                           Fiscal Year Ended             (date of formation) to
                                      -----------------------------  --------------------------------
                                      October 1,      September 26,    September 27,     October 1,
                                         2000             1999             1998             2000
                                      ----------      -------------    -------------     ----------
Net sales                              $  1,805         $    485         $     --         $  2,290

Costs and expenses:

   Costs of goods sold                    1,744              435               --            2,179

   Selling and administrative            12,667            4,345              397           17,409

   Depreciation                           2,305              210                1            2,516
                                       --------         --------         --------         --------

Loss before interest                    (14,911)          (4,505)            (398)         (19,814)

Interest (expense) income - net          (1,249)              33               (7)          (1,223)
                                       --------         --------         --------         --------

Net loss                               $(16,160)        $ (4,472)        $   (405)        $(21,037)
                                       ========         ========         ========         ========



                       See notes to financial statements.

                          UNIROYAL OPTOELECTRONICS, LLC
                          (A Development Stage Company)
                    STATEMENTS OF CHANGES IN MEMBERS' EQUITY
                                 (In thousands)


                                        Uniroyal
                                    Optoelectronics,      Emcore             Members'
                                          Inc.          Corporation           Equity
                                    ----------------    -----------          --------
BALANCE AT FEBRUARY 20, 1998           $     --           $     --           $     --

Capital contributions                       510                490              1,000
Net loss                                   (207)              (198)              (405)
                                       --------           --------           --------

BALANCE AT SEPTEMBER 27, 1998               303                292                595

Capital contributions                        --              5,500              5,500
Net loss                                 (2,281)            (2,191)            (4,472)
                                       --------           --------           --------

BALANCE AT SEPTEMBER 26, 1999            (1,978)             3,601              1,623

Capital contributions                    17,828             11,628             29,456
Net loss                                 (8,242)            (7,918)           (16,160)
                                       --------           --------           --------

BALANCE AT OCTOBER 1, 2000             $  7,608           $  7,311           $ 14,919
                                       ========           ========           ========




                       See notes to financial statements.

                          UNIROYAL OPTOELECTRONICS, LLC
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                                                                 For the Period February 20, 1998
                                                                   Fiscal Year Ended                  (date of formation) to
                                                             -------------------------------     --------------------------------
                                                             October 1,        September 26,      September 27,       October 1,
                                                                2000               1999               1998               2000
                                                             ----------        -------------      -------------       ----------
OPERATING ACTIVITIES:
   Net loss                                                   $(16,160)          $ (4,472)          $   (405)          $(21,037)
   Adjustments to reconcile net loss to net cash
     used in operating activities:
       Depreciation                                              2,305                210                  1              2,516
       Loss on disposal of fixed assets                            118                 --                 --                118
       Changes in assets and liabilities:
         Increase in trade accounts receivable                     (79)               (12)                --                (91)
         Increase in inventories                                (1,580)              (448)                --             (2,028)
         (Increase) decrease in prepaid expenses and
           deposits                                                (98)             1,705             (1,829)              (222)
         Increase in trade accounts payable                      1,453                853                173              2,479
         Increase in accrued expenses                               80                284                 12                376
         (Decrease) increase in due to affiliates               (2,578)              (553)             1,898             (1,233)
                                                              --------           --------           --------           --------
   Net cash used in operating activities                       (16,539)            (2,433)              (150)           (19,122)
                                                              --------           --------           --------           --------

INVESTING ACTIVITIES:
   Purchases of property, plant and equipment                   (9,358)            (1,105)              (293)           (10,756)
   Proceeds from sale of fixed assets                              110                 --                 --                110
                                                              --------           --------           --------           --------
   Net cash used in investing activities                        (9,248)            (1,105)              (293)           (10,646)
                                                              --------           --------           --------           --------

 FINANCING ACTIVITIES:
   Capital contributions                                        29,456              5,500              1,000             35,956
   Repayments of capital leases                                 (3,655)            (2,063)                --             (5,718)
                                                              --------           --------           --------           --------
   Net cash provided by financing activities                    25,801              3,437              1,000             30,238
                                                              --------           --------           --------           --------

Net increase (decrease) in cash and cash equivalents                14               (101)               557                470
Cash and cash equivalents at beginning of period                   456                557                 --                 --
                                                              --------           --------           --------           --------
Cash and cash equivalents at end of period                    $    470           $    456           $    557           $    470
                                                              ========           ========           ========           ========


Supplemental Disclosures:

Interest payments (net of capitalized interest) were approximately $1,344,000 for the year ended October 1, 2000. There were no payments of interest expense (net of capitalized interest) for the year ended September 26, 1999 or for the period February 20, 1998 (date of formation) to September 27, 1998.

Purchases of property, plant and equipment and financing activities for the fiscal years ended October 1, 2000 and September 26, 1999 do not include $2,600,000 and $18,450,000, respectively, related to property acquired under capitalized leases. There were no purchases of property, plant and equipment under capitalized leases during the period February 20, 1998 (date of formation) to September 27, 1998.



                       See notes to financial statements.

                         UNIROYAL OPTOELECTRONICS, LLC
                         (A Development Stage Company)
                         NOTES TO FINANCIAL STATEMENTS
       For the Fiscal Years Ended October 1, 2000 and September 26, 1999,
              for the Period February 20, 1998 (date of formation)
                    to September 27, 1998 and for the Period
            February 20, 1998 (date of formation) to October 1, 2000


1.       THE COMPANY

         Uniroyal Optoelectronics, LLC (the "Company") is in the development stage. The Company will ultimately engage in the production of wafers for high brightness light emitting diodes (LEDs) and package-ready dies for use in the lighting, signage and transportation industries. The Company anticipates commercial production at its newly constructed Tampa, Florida facility during the first half of Fiscal 2001.

         On February 20, 1998, the Company was organized as a State of Delaware limited liability corporation. The Company operates under a joint venture agreement between Uniroyal Optoelectronics, Inc. (wholly-owned subsidiary of Uniroyal Technology Corporation ("UTC")) (51% owner), and Emcore Corporation ("Emcore") (49% owner).

         The Company is subject to the risks and difficulties experienced by any new business such as obtaining adequate capital or financing, limited operating history, competition and lack of distribution channels. The Company's operations to date have been conducted primarily for the purpose of financial planning, raising capital, acquiring property, plant, equipment and other operating assets, recruiting and training personnel, developing markets and starting up production. The Company's success is dependent upon its ability to maintain adequate financing to fulfill its development activities and to achieve a level of sales adequate to support the Company's cost structure. Financial support from one or both owners will continue as necessary to meet the financial obligations of the Company.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         FISCAL YEAR END

         The Company's fiscal year ends on the Sunday following the last Friday in September. The dates on which the fiscal year ended for the fiscal years since inception were October 1, 2000 ("Fiscal 2000"), September 26, 1999 ("Fiscal 1999") and September 27, 1998 ("Fiscal 1998").

         USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         CASH AND CASH EQUIVALENTS

         Cash and cash equivalents include all highly liquid investments purchased with an original maturity of three months or less.

         FINANCIAL INSTRUMENTS

         The carrying value of all current assets and liabilities approximates the fair value because of their short-term nature. The fair values of the Company's capital lease obligations approximate their carrying value due to interest rates which are comparable to current market rates.

         TRADE ACCOUNTS RECEIVABLE

         The Company grants credit to its customers generally in the form of short-term trade accounts receivable. The creditworthiness of customers is evaluated prior to the sale of inventory. There are no significant concentrations of credit risk to the Company.

         INVENTORIES

         Inventories are stated at the lower of cost or market. Cost is determined using standard costs (which approximate actual costs) for raw materials and supplies.

         PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment are stated at cost. The cost of property, plant and equipment held under capital leases is equal to the lower of the net present value of the minimum lease payments or the fair value of the leased assets at the inception of the lease. Depreciation is computed under the straight-line method based on the cost and estimated useful lives of the related assets including assets held under capital leases. Interest costs applicable to the construction of the Tampa, Florida facility have been capitalized to the cost of the related assets. Interest capitalized during Fiscal 2000 and Fiscal 1999 approximated $287,000 and $791,000, respectively.

         START-UP COSTS

         The Company follows the American Institute of Certified Public Accountant Statement of Position 98-5, REPORTING COSTS OF START-UP ACTIVITIES. This statement requires that the cost of start-up activities and organizational costs be expensed as incurred.

         INCOME TAXES

         The limited liability corporation is considered a partnership for Federal and State income tax purposes. Accordingly, the equity owners account for their pro rata share of the Company's income, deductions and credits in their separate tax returns. As a result, income tax expenses, assets and liabilities are not recognized in the financial statements of the Company.

         NEW ACCOUNTING PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends upon the intended use of the derivative and resulting designation. In July 1999, FASB issued SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES - DEFERRAL OF THE EFFECTIVE DATE OF SFAS NO. 133, which postponed the effective date of SFAS No. 133 for one year. SFAS No. 133 will now be effective for the Company beginning in Fiscal 2001. In June 2000, FASB issued SFAS No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES, an amendment to SFAS No. 133. The Company currently does not anticipate there will be a material impact on the results of operations or financial position upon adoption of SFAS No. 133 as amended by SFAS No. 138.

3.       INVENTORIES

         Inventories consist of raw materials and supplies at October 1, 2000 and September 26, 1999 at a value of $2,028,000 and $448,000, respectively. There was no inventory at September 27, 1998.

4.       PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment consist of the following (in thousands):

                                                        Estimated Useful         October 1,           September 26,
                                                             Lives                  2000                  1999
                                                        ----------------         -----------           -----------
         Buildings and leasehold improvements              3-20 years            $     5,854           $     5,544
         Machinery, equipment and office furnishings       3-15 years                 24,515                 5,503
         Construction in progress                                                      2,842                10,598
                                                                                 -----------           -----------
                                                                                      33,211                21,645

         Accumulated depreciation                                                     (2,463)                 (211)
                                                                                 -----------           -----------
         Total                                                                   $    30,748           $    21,434
                                                                                 ===========           ===========


5.       OBLIGATIONS UNDER CAPITAL LEASES

         During both Fiscal 2000 and Fiscal 1999, the Company entered into non-cancelable capital lease agreements for certain leasehold improvements, machinery and equipment. Future minimum capital lease obligations during subsequent fiscal years ending in September are as follows (in thousands):

              Fiscal Year
              -----------

              2001                                                 $     5,141
              2002                                                       5,428
              2003                                                       5,428
              2004                                                       4,125
              2005                                                         220
                                                                   -----------
              Total minimum lease payments                              20,342
              Less imputed interest at 8.5% - 9.6%                      (3,213)
                                                                   -----------

              Present value of minimum capital lease payments           17,129

              Current portion                                            3,807
                                                                   -----------
              Long-term obligations under capital leases           $    13,322
                                                                   ===========



         Interest incurred (including capitalized interest) totaled approximately $1,580,000, $791,000 and $11,000 for Fiscal 2000, Fiscal 1999 and Fiscal 1998, respectively.

         UTC has guaranteed all of the above capital lease obligations.

         The Company's property held under capitalized leases included in property, plant and equipment (Note 4) consisted of the following (in thousands):

                                                     October 1,    September 26,
                                                        2000           1999
                                                     ----------    -------------

              Leasehold improvements                 $    5,429     $    5,426
              Machinery, equipment and office
               furnishings                               18,249          5,066
              Construction in progress                        -          9,755
                                                     ----------     ----------
                                                         23,678         20,247
              Less accumulated amortization              (2,117)          (181)
                                                     ----------     ----------

              Total                                  $   21,561     $   20,066
                                                     ==========     ==========

6.       MEMBERS' EQUITY

         The members of the Company include Uniroyal Optoelectronics, Inc. and Emcore Corporation. Initial capital contributions to the Company included $510,000 from Uniroyal Optoelectronics, Inc. and $490,000 from Emcore and were made in July 1998. In Fiscal 1999, Emcore made additional capital contributions to the Company of $5,500,000. During Fiscal 2000, Uniroyal Optoelectronics, Inc. contributed $17,828,000 in cash while Emcore contributed an additional $11,628,000 in cash. As of year end, accumulated capital contributions totaled $18,338,000, or 51%, for Uniroyal Optoelectronics, Inc. and $17,618,000, or 49%, for Emcore.

         Earnings and losses are allocated to the members in amounts equivalent to their ownership percentages.

7.       COMMITMENTS AND CONTINGENCIES

         LEASES

         The Company leases equipment and warehouse and office space under various lease agreements, certain of which are subject to escalations based upon increases in specified operating expenses or increases in the Consumer Price Index. The approximate future minimum rentals under non-cancelable operating leases during subsequent fiscal years ending in September are as follows (in thousands):

               Fiscal Year
               -----------

                  2001                                             $        382
                  2002                                                      391
                  2003                                                      401
                  2004                                                      395
                  2005                                                      393
                  Subsequent years                                        1,174
                                                                   ------------
               Total                                               $      3,136
                                                                   ============

         Rent expense was approximately $399,000, $370,000 and $56,000 for Fiscal 2000, Fiscal 1999 and Fiscal 1998, respectively.

8.       RELATED PARTY TRANSACTIONS

         UTC

         The Company is party to an administrative agreement with UTC, in which UTC will provide management, legal, accounting, tax, information systems, treasury, human resource, risk management, environmental and all other support services that may be necessary for the operations of the Company. The management fee to the Company is calculated as the greater of $25,000 per month or 3.5% of monthly net sales. Fees under this agreement approximated $300,000, $300,000 and $50,000 for Fiscal 2000, Fiscal 1999 and Fiscal 1998, respectively.

         The Company's employees participate in health and welfare benefit plans administered by UTC. Costs for these plans are charged to the Company based upon various methods including actual cost per employee, headcount allocations and ratios of compensation expense. Expenses included in the statements of operations were approximately $284,000, $51,000 and $5,000 for Fiscal 2000, Fiscal 1999 and Fiscal 1998, respectively.

         UTC administers all of the insurance programs for the Company. Costs of these programs are allocated to the Company based on various factors including percentage of assets, employee base and sales and historical loss experience. Included in the statements of operations for Fiscal 2000 and Fiscal 1999 were approximately $96,000 and $31,000, respectively, of such costs. No insurance charges were allocated to the Company in Fiscal 1998.

         UTC provides a savings plan under Section 401(k) of the Internal Revenue Code. The savings plan allows all eligible employees to defer up to 15% of their income on a pre-tax basis through contributions to the savings plan. For every dollar an employee contributes, UTC may contribute an amount equal to 25% of each participant's before-tax obligation up to 6% of the participant's compensation. Such employee compensation may be made in cash or in UTC common stock. The expenses allocated to the Company by UTC pertaining to this savings plan were approximately $635,000, $11,000 and $1,000 for Fiscal 2000, Fiscal 1999 and Fiscal 1998, respectively.

         Included in due from affiliate as of October 1, 2000 is a capital contribution of approximately $1,849,000 made in cash by UTC on October 3, 2000. This amount is partially offset by charges from UTC relating to benefit plans, property insurance programs and UTC administration fees.

         Included in due to affiliate as of September 26, 1999, are amounts due UTC for items paid on behalf of the Company of approximately $963,000, amounts due UTC for the UTC administrative agreement of approximately $300,000, and charges from UTC relating to the benefit plans, property insurance programs and savings plans totaling approximately $82,000.

         EMCORE

         Under a supply agreement dated July 31, 1998, Emcore will provide product for the Company as required until the Company's facility in Tampa, Florida is ready for commercial production. During Fiscal 2000, approximately $1,600,000 of the Company's net sales were for products supplied by Emcore at a cost of approximately $1,600,000. During Fiscal 1999, approximately $479,000 of the Company's net sales were for products supplied by Emcore at an approximate cost of $428,000. There were no sales in Fiscal 1998.

         During Fiscal 2000, the Company purchased approximately $1,444,000 of inventory from Emcore for use in testing and completing the Company's manufacturing processes. Corresponding purchases totaled approximately $125,000 for Fiscal 1999. Also during Fiscal 2000, the Company spent approximately $4,612,000 for MOCVD epitaxy reactors and approximately $289,000 for machine parts and supplies purchased from Emcore. There were no such expenditures during Fiscal 1999 or Fiscal 1998.

         During Fiscal 2000, Emcore provided technical and administrative services to the Company at a cost of approximately $207,000. Similar services provided in Fiscal 1999 totaled approximately $311,000. There were no such services provided by Emcore in Fiscal 1998.

         At October 1, 2000, approximately $110,000 of net payables to Emcore is included in accounts payable in connection with Emcore inventory provided to the Company. This corresponding amount at September 26, 1999 was approximately $110,000.

9.       SUBSEQUENT EVENTS

         Effective December 20, 2000, Uniroyal Optoelectronics, Inc., the majority owner of the Company, changed its name to Uniroyal Compound Semiconductors, Inc. ("UCS").

         UCS and Emcore have begun negotiations for a buyout by UCS of Emcore's minority interest in the Company. Capital contributions solely funded by UCS have increased its percentage interest in the Company and the Company's profits and losses and correspondingly decreased Emcore's percentage interest as of June 30, 2001. UCS has informed the Company that UCS intends to continue funding the Company and Emcore has reserved the right to make capital contributions to the Company in the future.